EXHIBIT 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with the unaudited financial statements and related notes and our pro forma financial information included in this Current Report on Form 8-K/A. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in our filings with the Securities and Exchange Commission. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, the “Company” and “Stryve” are intended to mean the business and operations of Stryve Foods, LLC and its consolidated subsidiaries prior to the completed business combination with Stryve Foods, Inc. (f/k/a Andina Acquisition Corp. III) completed on July 20, 2021 (the “Business Combination”).

Overview

Stryve is an emerging healthy snacking company which manufactures, markets and sells highly differentiated healthy snacking products that Stryve believes can disrupt traditional snacking categories. Stryve’s mission is “to help Americans snack better and live happier, better lives.” Stryve offers convenient snacks that are lower in sugar and carbohydrates and higher in protein than other snacks. Stryve offers all-natural, delicious snacks which it believes are nutritious and offer consumers a convenient healthy snacking option for their on-the-go lives.

Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari® Braaitime® and Vacadillos® brand names. Biltong is a process for preserving meat through air drying that originated centuries ago in South Africa. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paelo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today.

Stryve distributes its products in major retail channels, primarily in North America, including grocery, club stores and other retail outlets, as well as directly to consumers through its e-commerce websites which officially launched in 2020, as well as direct to consumer through the Amazon platform.

Stryve believes increased consumer focus in the U.S. on health and wellness will continue to drive growth of the healthy snacking category and increase demand for Stryve’s products. Stryve has shown strong sales growth since its inception in 2017. Stryve has made substantial investments since its inception in product development, establishing its manufacturing facility, and building its marketing, sales and operations infrastructure to grow its business. As a result, Stryve has reported net losses since its inception. Stryve intends to continue to invest in product innovation, improving its supply chain, enhancing its manufacturing capabilities, and expanding its marketing and sales initiatives to drive continued growth. Additionally, moving forward management anticipates additional expenses not previously experienced related to internal controls, regulatory compliance, and other expenses relating to its go-forward operations as a public company.

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COVID-19

The COVID-19 pandemic has presented certain challenges and opportunities for the Company. The unpredictable nature of the COVID-19 pandemic, with the uncertainty around vaccination, economic recovery, and customer demand within retailer distribution centers affected some retail partners’ willingness to reset distribution and bring on new products. As distribution resets are an important way for Stryve to secure new retail distribution for its products, this dynamic delayed Stryve’s entry into many retail locations. Additionally, COVID-19 created certain operational complexities that Stryve’s management sought to overcome by seeking to optimize its supply chain, and implementing safety measures including social distancing, mask requirements, and increased sanitation at its facilities. Largely, Stryve was successful at avoiding a disruption to its supply chain and operations through these measures and was able to maintain continuity of supply for its customers. Further, the Company positioned itself well with its robust DTC e-commerce strategy to drive continued growth despite the delays in retail distribution. Management anticipates that while there is still risk that certain retailers’ distribution rests may be affected by the pandemic that many of them will be conducting resets in 2021 as scheduled.

Results of Operations –Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

The following table sets forth selected items in our consolidated financial data in dollar amounts and as a percentage of net sales for the three months ended June 30, 2021 compared to the three months ended June 30, 2020.

	Three Months Ended		Three Months Ended
	June 30, 2021		June 30, 2020
	(unaudited)		(unaudited)
(In thousands)		% of sales		% of sales
Net sales	$7,351	100.0%	$4,279	100.0%
Cost of goods sold	$3,770	51.3%	$2,837	66.3%
Gross profit	$3,581	48.7%	$1,442	33.7%

Operating Expenses
Selling and marketing expense	$4,270	58.1%	$2,284	53.4%
General and administrative expense	1,323	18.0%	310	7.2%
Operations expense	970	13.2%	587	13.7%
Salaries and wages	1,602	21.8%	1,489	34.8%
Depreciation and amortization expense	397	5.4%	377	8.8%
Gain on disposal of fixed assets	(10)	-0.1%	-	0.0%
Total operating expenses	8,552	116.3%	5,048	118.0%
Income from operations	(4,971)	-67.6%	(3,606)	-84.3%

Other income (expense):
Interest expense	(1,147)	-15.6%	(850)	-19.9%
Other income (expense)	558	7.6%	-	0.0%
Other income (expense) before income taxes	(589)	-8.0%	(850)	-19.9%
Net Loss	$(5,560)	-75.6%	$(4,456)	-104.1%

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Net sales. Net sales increased by $3.1 million from $4.3 million during the three-month period ended June 30, 2020 to $7.4 million during the three-month period ended June 30, 2021 representing growth of 71.8% for the comparable periods. The primary drivers of the increase in net sales are the continued strength of Stryve’s DTC e-commerce sales platform, increased sales of Stryve’s products to existing wholesale and private label accounts, and net new sales related to additional distribution secured by Stryve in 2021 at a number of key retailers. Stryve drove growth through its targeted DTC e-commerce initiative, which generated $2.9 million in net sales in the second quarter of 2021 compared to $1.9 million in the second quarter of 2020. Net sales to wholesale customers increased to $3.4 million in the second quarter of 2021 compared to $2.1 million in the second quarter of 2020. Stryve added approximately 4,000 new doors of distribution in the second quarter of 2021, which contributed to its growth. Key retailers who began carrying Stryve’s products include Target, Wawa, and Dollar General. Management believes that outside of the new distribution, the growth in the wholesale channel is, in part, attributable to increased sell-through velocities of its products at retailers supported by increased foot traffic in retail stores following an easing of pandemic related restrictions and associated consumer behavior. The following table shows the net sales of the Company disaggregated by channel for the three months ended June 30, 2021 and 2020.

	Three Month Period Ended		Three Month Period Ended
	June 30, 2021		June 30, 2020
	(unaudited)		(unaudited)
(In thousands)		% of sales		% of sales
e-Commerce	$2,856	38.9%	$1,847	43.2%
Wholesale	$3,353	45.6%	$2,133	49.8%
Private Label	$1,142	15.5%	$299	7.0%
Net Sales	$7,351	100.0%	$4,279	100.0%

Cost of Goods Sold. Cost of goods sold increased by approximately $1.0 million from $2.8 million in the second quarter of 2020 to $3.8 million in the second quarter of 2021, which was driven primarily by increased sales volume. Additionally, Management completed a review of Stryve’s standard costs, which resulted in a positive adjustment of $0.3 million to inventory on hand at the end of the second quarter of 2021. The positive adjustment of $0.3 million to inventory on hand in turn reduced cost of goods sold by an equal amount for the period. Management anticipates that the resulting increased inventory values will flow through cost of goods sold in future periods and will likely offset this reduction to cost of goods sold attributable to this adjustment on a full-year basis.

Gross Profit. Gross profit increased $2.2 million (approximately 150%) from $1.4 million in the second quarter of 2020 to $3.6 million in the second quarter of 2021. As a percent of net sales, gross profit was 48.7% in the second quarter of 2021, which represents an improvement from 33.7% in the second quarter of 2020. A few primary factors contribute to this improvement in profitability:

●	As described above, overall Net Sales increased by $3.1 million in the second quarter of 2021 compared to the same period in 2020 while Cost of Goods Sold only increased by approximately $1.0 million over the same time period.

●	Stryve’s early investment in its production facility and automation provide it with excess capacity relative to its production volume in both periods. As a result, the Company was able to absorb the increasing net sales without having to materially increase its costs related to overhead and labor.

●	The completion of Management’s standard cost review and the resulting adjustments (as described above) have contributed to an increase in gross profit for the period.

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●	In the first quarter of 2021, Stryve added certain capabilities to its manufacturing process allowing it to prepare its raw meat inputs exactly to Stryve’s specifications for production. This enabled Stryve to purchase the same cuts and quality of meat for a significantly reduced cost versus paying a premium to its meat suppliers to prepare the meat to Stryve’s specification prior to delivery. Additionally, in the first quarter of 2021, Stryve made certain changes to the order of its manufacturing process which resulted in enhanced production yields. Processing inputs in a more cost-effective manner as well as increasing production yields in the first quarter of 2021 led to improvements in gross profit as a percentage of net sales in the second quarter despite overall commodity price pressure.

●	Stryve’s mix of business shifted from the second quarter of 2020 with the most recent quarter experiencing a greater emphasis on DTC e-commerce sales, which is consistent with Stryve’s growth plans. Selling directly to consumers provides a more attractive margin profile versus selling through wholesale distribution.

Operating Expenses.

●	Selling, and marketing expenses. Selling and marketing expenses increased by $2.0 million from $2.3 million in the second quarter of 2020 to $4.3 million in the second quarter of 2021. Stryve increased its spend with respect to its marketing efforts including digital media, advertising, and paid search by approximately $1.6 million in the second quarter of 2021 compared to the same period in 2020 in line with its growth plans. Additionally, as a result of increased DTC sales in the second quarter of 2021, Stryve’s expenses related to online platform and merchant fees increased by approximately $0.3 million relative to the comparable period in 2020.

●	Operations expenses. Operations expenses increased by $0.4 million from the second quarter of 2020 as compared to the second quarter of 2021. The ramp-up of Stryve’s DTC web fulfillment operation contributed primarily to an increase in freight-out expense by approximately $0.3 million in the second quarter of 2021 compared to the second quarter of 2020. Stryve anticipates that these DTC web fulfillment expenses will proportionally track the activity of Stryve’s owned DTC website sales. Additionally, expenses related to supplies, maintenance, and equipment increased from the second quarter of 2020 compared to the second quarter of 2021 by $0.1 million due to increased overall volumes.

●	General and administrative expenses. General and administrative expenses increased $1.0 million from the second quarter of 2020 compared to the second quarter of 2021, increasing from $0.3 million to $1.3 million. This increase in large part is driven by a significant increase in professional service, consulting, and legal expenses related to the Company’s Business Combination which were $0.8 million in the second quarter of 2021 compared to less than $0.1 million in the second quarter of 2020. While management anticipates that Stryve will have increased professional services expenses by virtue of being a public company moving forward relative to 2020, management also believes that the expenses incurred in connection with the Business Combination during the three-months ended June 30, 2021 may not be indicative of such costs moving forward and expects to establish a normalized level following the closing of the Business Combination.

●	Salaries and wages. Salaries and wages increased $0.1 million from the second quarter of 2020 compared to the second quarter of 2021, increasing from $1.5 million to $1.6 million. This increase in salaries and wages is largely attributable to the addition of certain roles in support of Stryve’s ongoing SEC reporting and public company compliance efforts. Stryve’s management anticipates some growth in administrative headcount to accommodate the increased reporting and compliance burden of being a public company going forward.

●	Depreciation and amortization. Depreciation and amortization increased less than $0.1 million from the second quarter of 2020 compared to the second quarter of 2021 and is primarily attributable to the timing of capital expenditures and dispositions of assets.

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Operating Loss. Operating loss increased by $1.4 million from ($3.6) million in the second quarter of 2020 to ($4.9) million in the second quarter of 2021 and is primarily attributable to the Company’s increase in professional service, consulting, and legal expenses related to the Company’s Business Combination paired with increased selling and marketing expenses as well as increased operations expense, all of which is partially offset by growth in net sales and gross profit.

Interest Expense. Interest expense increased by $0.3 million from $(0.9) million in the second quarter of 2020 to $(1.2) million in the second quarter of 2021. The Company raised additional debt capital to support the continued growth of the business and to support operations throughout 2020 and during the six months ended June 30, 2021. Management expects interest expense in the periods following the Business Combination to be materially lower as a result of Stryve having paid off a meaningful portion of its overall indebtedness shortly after the closing.

Net Loss. Net loss increased $1.1 million from $(4.5) million in second quarter of 2020 to $(5.6) million in the second quarter of 2021 and is primarily attributable to the Company’s increase in professional service, consulting, and legal expenses related to the Company’s Business Combination paired with increased selling and marketing expenses as well as increased operations expense, all of which is partially offset by growth in net sales and gross profit. Additionally, in June of 2021, the Company paid off certain indebtedness owed to the sellers of the Kalahari Brand. The terms of that note contained a provision that incentivized the Company to pay off the balance prior to June 30, 2021 in exchange for a discount to the principal balance owed. As a result, Stryve recognized a gain on the extinguishment of the note in the amount of $0.6 million.

Results of Operations –Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

The following table sets forth selected items in our consolidated financial data in dollar amounts and as a percentage of net sales for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

	Six Months Ended		Six Months Ended
	June 30, 2021		June 30, 2020
	(unaudited)		(unaudited)
(In thousands)		% of sales		% of sales
Net sales	$14,186	100.0%	$8,585	100.0%
Cost of goods sold	$7,927	55.9%	$5,520	64.3%
Gross profit	$6,259	44.1%	$3,065	35.7%

Operating Expenses
Selling and marketing expense	$8,118	57.2%	$4,648	54.1%
General and administrative expense	3,928	27.7%	580	6.8%
Operations expense	2,030	14.3%	974	11.3%
Salaries and wages	3,003	21.2%	3,396	39.6%
Depreciation and amortization expense	792	5.6%	647	7.5%
Gain on disposal of fixed assets	(9)	-0.1%	0	0.0%
Total operating expenses	17,862	125.9%	10,245	119.3%
Income from operations	(11,603)	-81.8%	(7,180)	-83.6%

Other income (expense):
Interest expense	(1,957)	-13.8%	(1,502)	-17.5%
Other income (expense)	2,239	15.8%	-	0.0%
Other income (expense) before income taxes	282	2.0%	(1,502)	-17.5%
Net Loss	$(11,321)	-79.8%	$(8,682)	-101.1%

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Net sales. Net sales increased by $5.6 million from $8.6 million in the first half of 2020 to $14.2 million in the first half of 2021, representing 65% year-over-year growth for the comparable periods. The primary drivers of the increase in net sales are the launch of a DTC e-commerce sales platform, increased sales of Stryve’s products to wholesale and private label accounts (which were on-boarded throughout 2020), and net new sales related to additional distribution secured by Stryve in 2021 at a number of key retailers. Stryve drove growth through its targeted DTC e-commerce initiative, which generated $5.8 million in net sales in the first half of 2021 compared to $2.5 million in first half of 2020. Net sales to wholesale customers increased to $6.0 million in the first half of 2021 compared to $4.7 million in the first half of 2020. Additionally, Stryve added approximately 4,000 new doors of distribution in the second quarter of 2021, which contributed to its growth. Key retailers who began carrying Stryve’s products include Target, Wawa, and Dollar General. Management believes that outside of the new distribution, the growth in the wholesale channel is, in part, attributable to increased sell-through velocities of its products at retailers supported by increased foot traffic in retail stores following an easing of pandemic related restrictions and associated consumer behavior. The following table shows the net sales of the Company disaggregated by channel for the three months ended June 30, 2021 and 2020.

	Six Month Period Ended		Six Month Period Ended
	June 30, 2021		June 30, 2020
	(unaudited)		(unaudited)
(In thousands)		% of sales		% of sales
e-Commerce	$5,803	40.9%	$2,455	28.6%
Wholesale	$6,014	42.4%	$4,656	54.2%
Private Label	$2,369	16.7%	$1,474	17.2%
Net Sales	$14,186	100.0%	$8,585	100.0%

Cost of Goods Sold. Cost of goods sold increased by $2.4 million from $5.5 million in the first half of 2020 to $7.9 million in the first half of 2021, which was primarily driven by increased sales volume. Additionally, Management completed a review of Stryve’s standard costs, which resulted in a positive adjustment of $0.3 million to inventory on hand at the end of the second quarter of 2021. The positive adjustment of $0.3 million to inventory on hand in turn reduced cost of goods sold by an equal amount for the period. Management anticipates that the resulting increased inventory values will flow through cost of goods sold in future periods and will likely offset this reduction to cost of goods sold attributable to this adjustment on a full-year basis.

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Gross Profit. Gross profit increased $3.2 million (approximately 104%) from $3.1 million in the first half of 2020 to $6.3 million in the first half of 2021. As a percent of net sales, gross profit for the first half of 2021 was 44.1% which represents a significant improvement from 35.7% in the first half of 2020. A few primary factors contribute to this improvement in profitability:

●	As described above, overall Net Sales increased by $5.6 million in the first half of 2021 compared to the same period in 2020 while Cost of Goods Sold only increased by approximately $2.4 million over the same time period.

●	Stryve’s early investment in its production facility and automation provide it with excess capacity relative to its production volume in both periods. As a result, the Company was able to absorb the increasing net sales without having to materially increase its costs related to overhead and labor.

●	The completion of Management’s standard cost review and the resulting adjustments (as described above) have contributed to an increase in gross profit for the period.

●	In the first quarter of 2021, Stryve added certain capabilities to its manufacturing process allowing it to prepare its raw meat inputs exactly to Stryve’s specifications for production. This enabled Stryve to purchase the same cuts and quality of meat for a significantly reduced cost versus paying a premium to its meat suppliers to prepare the meat to Stryve’s specification prior to delivery. Additionally in the first quarter of 2021, Stryve made certain changes to the order of its manufacturing process which resulted in enhanced production yields. Processing inputs in a more cost-effective manner as well as increasing production yields in the first quarter of 2021 led to improvements in gross profit as a percentage of net sales in the second quarter despite overall commodity price pressure.

●	Stryve’s mix of business shifted from the first half of 2020 with the first half of 2021 experiencing a greater emphasis on DTC e-commerce sales, which is consistent with Stryve’s growth plans. Selling directly to consumers provides a more attractive margin profile versus selling through wholesale distribution.

Operating Expenses.

●	Selling, and marketing expenses. Selling and marketing expenses increased by $3.5 million from approximately $4.6 million in the first half of 2020 to $8.1 million in the first half of 2021. Stryve increased its spend with respect to its marketing efforts including digital media, advertising, and paid search by approximately $3.1 million in the first half of 2021 compared to the same period in 2020 in line with its growth plans. Additionally, as a result of increased DTC sales in the first half of 2021, Stryve’s expenses related to online platform and merchant fees increased by approximately $0.5 million relative to the comparable period in 2020.

●	Operations expenses. Operations expenses increased by $1.1 million from the first half of 2020 as compared to the first half of 2021. The ramp-up of Stryve’s DTC web fulfillment operation contributed primarily to an increase in freight-out expense by approximately $0.7 million in the first half of 2021 compared to the first half of 2020. Stryve anticipates that these DTC web fulfillment expenses will proportionally track the activity of Stryve’s owned DTC website sales. Additionally, Expenses related to supplies, maintenance, and equipment increased from the first half of 2020 compared to the first half of 2021 by $0.1 million due to increased overall volumes.

●	General and administrative expenses. General and administrative expenses increased $3.4 million from the first half of 2020 compared to the first half of 2021. This increase in large part is driven by a significant increase in professional service, consulting, and legal expenses related to the Company’s Business Combination which were $2.8 million in the first half of 2021 compared to $0.1 million in the first half of 2020. While management anticipates that Stryve will have increased professional services expenses by virtue of being a public company moving forward relative to 2020, management also believes that the expenses incurred in connection with the Business Combination during the six-months ended June 30, 2021 may not be indicative of such costs moving forward and expects to establish a normalized level following the closing of the Business Combination.

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●	Salaries and wages. Salaries and wages decreased $0.4 million from the first half of 2020 compared to the first half of 2021, decreasing from $3.4 million to $3.0 million. This decrease in salaries and wages is largely attributable to the reduction in the Company’s nationwide field marketing staff in early 2020. For most of 2019, the field marketing program was the Company’s primary marketing initiative which was effective at driving consumer trial through in-store sampling events. However, Stryve’s management made the strategic decision in late 2019 to begin transitioning away from the labor-intensive field marketing program in favor of a more scalable data-driven digital marketing approach. The overall decrease in salaries and wages related to the reduction of field marketing was partially offset by the addition of certain roles in support of Stryve’s ongoing SEC reporting and public company compliance efforts in the first half of 2021. Stryve’s management anticipates some growth in administrative headcount to accommodate the increased reporting and compliance burden of being a public company going forward.

●	Depreciation and amortization. Depreciation and amortization increased $0.1 million from the first half of 2020 compared to the first half of 2021 and is primarily attributable to the timing of capital expenditures and dispositions of assets.

Operating Loss. Operating loss increased by $4.4 million from ($7.2) million in the first half of 2020 to ($11.6) million in the first half of 2021 and is primarily attributable to the Company’s increase in professional service, consulting, and legal expenses related to the Company’s Business Combination paired with increased selling and marketing expenses as well as increased operations expense, all of which is partially offset by growth in net sales and gross profit.

Interest Expense. Interest expense increased by $0.5 million from $(1.5) million in the first half of 2020 to $(2.0) million in the first half of 2021. The Company raised additional debt capital to support the continued growth of the business and to support operations throughout 2020 and during the six months ended June 30, 2021.

Net Loss. Net loss increased $2.6 million from $(8.7) million in first half of 2020 to $(11.3) million in the first half of 2021 and is primarily attributable to the Company’s increase in professional service, consulting, and legal expenses related to the Company’s Business Combination paired with increased selling and marketing expenses as well as increased operations expense, all of which is partially offset by growth in net sales and gross profit. Additionally, in January of 2021, the Company secured full forgiveness of its $1.7 million Paycheck Protection Loan (“PPP Loan”). The PPP Loan forgiveness was booked as other income in the amount of $1.7 million in first quarter of 2021. Also, in June of 2021, the Company paid-off certain indebtedness owed to the sellers of the Kalahari Brand. The terms of that note contained a provision that incentivized the Company to pay off the balance prior to June 30, 2021 in exchange for a discount to the principal balance owed. As a result, Stryve recognized a gain on the extinguishment of the note in the amount of $0.6 million.

Non-GAAP Financial Measures

We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in operating results, and provide additional insight on how the management team evaluates the business. Our management team uses EBITDA to make operating and strategic decisions, evaluate performance and comply with indebtedness related reporting requirements. Below are details on this non-GAAP measure and the non-GAAP adjustments that the management team makes in the definition of EBITDA. We believe this non-GAAP measure should be considered along with net income (loss), the most closely related GAAP financial measure. Reconciliations between EBITDA and net income are below, and discussion regarding underlying GAAP results throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

EBITDA. Stryve defines EBITDA as net income (loss) before interest expense, income tax expense (benefit), and depreciation and amortization.

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The table below provides a reconciliation of EBITDA to its most directly comparable GAAP measure, which is net income (loss), for the three months ended June 30, 2021 and 2020 and the six months ended June 30, 2021 and 2020.

	Three Month Period Ended	Three Month Period Ended	Six Month Period Ended	Six Month Period Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(In thousands)
Net income (loss)	$(5,561)	$(4,455)	$(11,322)	$(8,683)
Interest expense	1,147	850	1,957	1,502
Income tax expense (benefit)	-	-	-	-
Depreciation and amortization	397	377	792	647
EBITDA	$(4,017)	$(3,228)	$(8,573)	$(6,534)

EBITDA. Stryve achieved EBITDA of ($4.0) million in the second quarter of 2021 compared to $(3.2) million in the second quarter of 2020 and, with respect to the six-month periods ended June 30, 2021 and 2020, EBITDA decreased by $2.0 million. Both periods in 2021 were each negatively influenced by certain non-recurring expenses primarily related to the Business Combination and related transaction. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Liquidity and Capital Resources

Overview. Stryve has historically funded its operations with cash flow from operations, equity capital raises, and note payable agreements from shareholders and private investors, in addition to bank loans. Stryve’s principal uses of cash have been debt service, capital expenditures and working capital, and funding operations. For the six months ended June 30, 2021, the Company has incurred a net operating loss of $11.3 million and used cash in its operations of $15.4 million. As of June 30, 2021 and 2020, the Company had a working capital deficit of $31.7 million and $11.5 million, respectively. The working capital deficit is driven in large part by the effect of a bridge notes financing and the effect of certain debt that was previously classified as long-term debt moving to the current portion of long-term debt.

On May 26, 2021, the Company entered into a Purchase and Sale Agreement (“PSA”) with OK Biltong Facility, LLC (“Buyer”), an entity controlled by a related party investor, pursuant to which the parties agreed to consummate a sale and leaseback transaction (the “Sale and Leaseback Transaction”). Under the terms of the PSA, the Company agreed to sell its manufacturing facility and the surrounding property in Madill, Oklahoma (the “Real Property”). The Sale and Leaseback Transaction was consummated on June 4, 2021 for a total purchase price of $7.5 million. The consummation of the Sale and Leaseback Transaction provided the Company with net proceeds (after transaction related costs) of approximately $7.3 million. The net proceeds were used for general corporate purposes and to retire the following debt facilities (as defined in Note 9 to Stryve’s financial statements included in this Current Report on Form 8-K/A): the Mortgage, the Lender Agreement, and the Lender Agreement 2 for an aggregate amount of $6.5 million.

On May 24, 2021, Stryve entered into a note purchase agreement with an accredited investor whereby Stryve sold an unsecured promissory note in the principal amount of $2.3 million having a 15% original issue discount to the purchase price, resulting in net proceeds of $2.0 million. The promissory note accrues interest at a rate of 18% per annum starting on the 45th day following the issuance of the note and all principal and accrued interest is due at maturity. The promissory note matures on the 45th day following the issuance of the note, subject to extension upon prior written notice by Stryve to the noteholder at the earlier of (i) the Closing of the transactions contemplated by the Business Combination Agreement and (ii) the 90th day following the issuance of the note. This note was paid off in connection with the consummation of the Business Combination.

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On June 30, 2021, the Company entered into a note payable agreement (“ICBT Agreement”) with ICBT Holdings, Ltd. for the principal amount of up to $1.7 million at a 10% discount, bearing interest at 10% per annum, with all principal and accrued interest thereon due and payable at maturity of June 30, 2024. Of the $1.7 limit, $0.8 million of principal had been drawn from the lender as of June 30, 2021. This note was paid off in connection with the consummation of the Business Combination.

On June 30, 2021, the Company entered into a note payable agreement (“MCA #4 Agreement”) with Montgomery Capital Partners IV, LP. for the principal amount of up to $2.9 million, bearing interest at 16% per annum, with all principal and accrued interest thereon due and payable at maturity of June 30, 2022. This note was paid off in connection with the consummation of the Business Combination.

In connection with the consummation of the Business Combination, on July 20, 2021, the Company raised proceeds of $37.9 million (net of Andina’s transaction costs and expenses). Following the Closing of the transactions contemplated by the Business Combination Agreement, Stryve retired the following debt facilities (as defined in Note 9 to Stryve’s financial statements included in this Current Report on Form 8-K/A): the Promissory Note, the VM Agreement 2, the CVI Agreement, the ICBT Agreement, and the MCA #4 Agreement for an aggregate amount of approximately $11.1 million including principal and interest. The Company believes the cash proceeds from the Business Combination net of the $11.1 million of debt reduction will be sufficient to fund the Company’s cash requirements for at least twelve months.

	Principal	Accrued Interest	Total payoff

VM Agreement 2	$4,610,000	$158,343	$4,768,343
MCA #4 Agreement	$2,900,000	$25,531	$2,925,531
CVI Agreement	$2,300,000	$13,800	$2,313,800
Promissory Note	$237,500	$31,699	$269,199
ICBT Agreement	$833,333	$-	$833,333

Total	$10,880,833	$229,373	$11,110,206

Cash Flows. The following tables show summary cash flows information for the six months ended June 30, 2021 and 2020.

	Six Month Period Ended	Six Month Period Ended
	June 30, 2021	June 30, 2020
	(unaudited)	(unaudited)
(In thousands)
Net cash provided by (used in) operating activities	$(15,443)	$(8,389)
Net cash provided by (used in) investing activities	(175)	(861)
Net cash provided by (used in) financing activities	16,227	10,271
Net increase (decrease) in cash and cash equivalents	$609	$1,021

Net Cash provided by (used in) Operating Activities. Net cash used in operating activities increased $7.0 million from $(8.4) million in the first half of 2020 compared to $(15.4) million in the first half of 2021. This increase is primarily attributable to the $2.6 million increase in net loss in the first half of 2021 as compared to the first half of 2020 as well as a $3.1 million increase in working capital accounts excluding current portion of long-term debt as well as $2.3 million in non-cash activity relating to the PPP Loan forgiveness and a gain on extinguishment of certain debt.

Net Cash provided by (used in) Investing Activities. Net cash used in investing activities decreased from $(0.8) million in the first half of 2020 to $(0.1) million in the first half of 2021, representing a $0.7 million decrease over the same period year over year. The decrease in the first quarter of 2021 is related to the timing of ordinary course capital expenditures in support of the Company’s manufacturing facility.

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Net Cash provided by (used in) Financing Activities. Net cash provided by operating activities generated $6.0 million more cash for the Company in the first half of 2021 compared to the first half of 2020. In the first half of 2020, the Company generated cash from financing activities of $10.2 million from a combination the issuance of convertible notes, short-term borrowings, and repayment of debt. In the first half of 2021, the Company generated cash from financing activities of $16.2 million from a combination of the issuance of the Bridge Notes, additional short-term borrowings, and repayment of debt.

Debt and credit facilities. The information below represents an overview of the Company’s debt and credit facilities. Following the Closing of the transactions contemplated by the Business Combination Agreement, the Company expects to refinance all of its debt and debt facilities which are described in Note 9 to Stryve’s financial statements included in this Current Report on Form 8-K/A.

The Company’s outstanding indebtedness as of June 30, 2021 and December 31, 2020 is as follows:

	As of June 30,	As of December 31,
	2021	2020
Long term debt	$1,864	$5,678
Short term debt	17,049	7,746
Related party notes payable	6,400	3,001
Convertible notes, net of subscriptions to members of the Company (Note 9)	8,254	8,254
Payroll protection loan	-	1,670
Other notes payable	-	212
Line of credit (Note 8)	3,500	3,500
Total notes payable	37,067	30,061
Less: current portion	(31,863)	(22,650)
Less: line of credit	(3,500)	(3,500)
Notes payable, net of current portion	1,704	3,911
Deferred financing fees	(264)	(37)
Total notes payable, net	$1,440	$3,874

Future minimum principal payments on the notes payable as of June 30, 2021, are as follows for the years ending December 31:

2021 (six months) (*)	$31,844,614
2022	3,507,115
2023	812,652
2024	895,146
2025	7,796
$37,067,323

(*)	includes the debt prepaid as of the date of this filing

Following the Closing of the transactions contemplated by the Business Combination Agreement, Stryve retired the following debt facilities (as defined in Note 9 to Stryve’s financial statements included in this Current Report on Form 8-K/A): the Promissory Note, the VM Agreement 2, the CVI Agreement, the ICBT Agreement, and the MCA #4 Agreement for an aggregate amount of approximately $11.1 million including principal and interest.

	Principal	Accrued Interest	Total payoff

VM Agreement 2	$4,610,000	$158,343	$4,768,343
MCA #4 Agreement	$2,900,000	$25,531	$2,925,531
CVI Agreement	$2,300,000	$13,800	$2,313,800
Promissory Note	$237,500	$31,699	$269,199
ICBT Agreement	$833,333	$-	$833,333

Total	$10,880,833	$229,373	$11,110,206

Certain Factors Affecting Our Performance

Stryve’s management believes that the Company’s future performance will depend on many factors, including the following:

Ability to Expand Distribution in both Online and Traditional Retail Channels. Stryve is currently growing its consumer base through both paid and organic means both online as well as by expanding its presence in a variety of physical retail distribution channels. Online consumer acquisitions typically occur through the Company’s portfolio of DTC e-commerce websites and Amazon.com. The Company’s online consumer acquisition program includes paid and unpaid social media, search, and display media. Stryve’s products are also sold through a growing number of traditional retail channels where the Company has an opportunity to acquire new consumers. Traditional retail channels include grocery chains, natural food outlets, club stores, convenience stores, and drug stores, all either direct or through distribution partners.

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Ability to Acquire and Retain Consumers at a Reasonable Cost. Stryve’s management believes an ability to consistently acquire and retain consumers at a reasonable cost relative to projected life-time value will be a key factor affecting future performance. To accomplish this goal, Stryve intends to strategically allocate advertising spend between online and offline channels favoring digital media, as well as emphasizing more targeted and measurable “direct response” digital marketing spend with advertising focused on increasing consumer awareness and driving trial.

Ability to Drive Repeat Usage of Our Products. Stryve accrues substantial economic value from repeat consumers who consistently purchase its products either online or in traditional retail. The pace of Stryve’s growth rate will be affected by the repeat usage dynamics of existing and newly acquired customers. The Company utilizes a number of methods to drive repeat behavior including intelligent e-mail and text campaigns, targeted digital media, and subscribe and save incentives.

Ability to Expand Gross Margins. Stryve’s overall profitability will be impacted by its ability to expand gross margins through effective sourcing of raw materials, managing production yields, controlling labor and shipping costs, as well as spreading other production-related costs over greater manufacturing volumes.

Ability to Expand Operating Margins. The Company’s ability to expand operating margins will be impacted by its ability to effectively manage its fixed and variable operating expenses as net sales increase.

Ability to Manage Supply Chain and Expand Production In-line with Demand. Stryve’s ability to grow and meet future demand will be affected by its ability to effectively plan for and source inventory from a variety of suppliers located inside and outside the United States. Additionally, efficiently scaling production capacity ahead of growth in net sales will be critical to the Company’s meet future demand without disruption.

Ability to Optimize Key Components of Working Capital. Stryve’s ability to reduce cash burn in the near-term and eventually generate positive cash flow will be partially impacted by the Company’s ability to effectively manage the key components of working capital which have a direct impact on the cash conversion cycle.

Seasonality. Because Stryve is so early in its lifecycle of growth, it is difficult to discern the exact magnitude of seasonality affecting its business. Any evidence of seasonality is not clearly discernable from the Company’s historical growth. However, understanding potential trends in seasonality will be key in Stryve’s management of its expenses, liquidity, and working capital.

Key Financial Definitions

Net sales. Net sales consists primarily of product sales to Stryve’s customers less cost of promotional activities, slotting fees and other sales credits and adjustments, including product returns.

Cost of goods sold. Cost of goods sold consists primarily of the costs Stryve pays for raw materials (including beef protein and spices), packaging, production labor, and overhead at Stryve’s wholly owned manufacturing facility. Additionally, cost of goods sold contains certain food safety and quality assurance expenses including pathogen testing as well as other expenses related to the production of Stryve’s products. A small portion of Stryve’s cost of goods sold are derived from goods purchased from 3rd party suppliers and are largely related to non-food items (e.g., apparel).

Gross profit. Gross profit is net sales less cost of goods sold.

Operating expenses. Operating expenses consist primarily of selling and marketing expenses, general and administrative expenses, operations expenses, depreciation and amortization and other expenses. The following is a brief description of the components of Stryve’s operating expenses:

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Selling and marketing. Selling and marketing expenses are comprised of advertising and marketing costs, broker commissions, sales consultants, and e-commerce platform fees.

Operations expense. Operations expense is principally freight and postage associated with shipping, handling, and fulfillment of products from Stryve’s locations to the customer, as well as expenses associated with Stryve’s warehouse and fulfillment teams.

General and administrative. General and administrative expenses are comprised of expenses associated with corporate and administrative functions that support Stryve’s business, including fees for employee salaries, professional services, insurance and other general corporate expenses. We expect our general and administrative fees to increase as we incur additional legal, accounting, insurance and other expenses associated with being a public company.

Salaries and wages. Salaries and wages is mostly comprised of compensation and benefits, payroll taxes, payroll processing fees, independent contractor fees, and severances, in all cases related to non-production employees.

Depreciation and amortization. Depreciation and amortization costs consist of costs associated with the depreciation of fixed assets and capitalized leasehold improvements and amortization of intangible assets.

Loss (gain) on disposal of fixed assets. Loss (gain) on disposal of fixed assets represents the net loss or gain associated with the Company’s sale or disposition of fixed assets.

Income from operations. Operating income (loss) reflects gross profit less operating expenses.

Other income (expense). Other income (expense) consists of interest expense, and gains or losses on foreign currency transactions.

Income tax expense (benefit). Income tax expense (benefit) includes current and deferred federal tax expenses, as well as state and local income taxes. See “— Critical Accounting Policies — Income taxes.”

Net income (loss). Net income (loss) consists of income from operations less income tax expense plus income tax (benefit).

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

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Contractual Obligations

In connection with the consummation of the Sale and Leaseback Transaction, Stryve entered into a lease agreement (the “Lease Agreement”) with Buyer pursuant to which Stryve leased back the Real Property from Buyer for an initial term of twelve (12) years unless earlier terminated or extended in accordance with the terms of the Lease Agreement. Under the Lease Agreement, Stryve’s financial obligations include base rent of approximately $60,000 per month, which rent will increase on an annual basis at two percent (2%) over the initial term. Stryve is also responsible for all monthly expenses related to the leased facility, including insurance premiums, taxes and other expenses, such as utilities.

Quantitative and Qualitative Disclosures of Market Risks

Stryve’s future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

Concentration of credit risk. The balance sheet items that potentially subject the Company to concentrations of credit risk are primarily cash, accounts receivable, and accounts payable. The Company continuously evaluates the credit worthiness of its customers’ financial condition and generally does not require collateral. The Company maintains cash balances in bank accounts that may, at times, exceed Federal Deposit Insurance Corporation (“FDIC”) limits of $250,000 per institution. The Company incurred no losses from such accounts and management considers the risk of loss to be minimal. As of June 30, 2021, the Company had cash balances in excess of FDIC coverage of approximately $920,000.

As of and for the six months ended June 30, 2021, customer and vendor concentrations in excess of 10% consolidated sales, purchases accounts receivable, and accounts payable are as follows:

	Sales	Purchases	Accounts Receivable	Accounts Payable
Customer A	13%	-	23%	-
Customer B	13%	-	10%	-
Customer C	-	-	13%	-
Vendor A	-	-	-	21%

Interest rate risk. Stryve is subject to interest rate risk in connection with borrowing based on a variable interest rate. Derivative financial instruments, such as interest rate swap agreements and interest rate cap agreements, are not currently but may be used for the purpose of managing fluctuating interest rate exposures that exist from Stryve’s variable rate debt obligations that are expected to remain outstanding. Interest rate changes do not affect the market value of such debt, but could impact the amount of Stryve’s interest payments, and accordingly, Stryve’s future earnings and cash flows, assuming other factors are held constant. Additionally, changes in prevailing market interest rates may affect Stryve’s ability to refinance existing debt or secure new debt financing.

Foreign currency risk. Stryve is exposed to changes in currency rates as a result of its revenue generated in currencies other than U.S. dollar. Revenue and profit generated by international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. However, the operations that are impacted by foreign currency risk are less than 5% of Stryve’s net income (loss) for the six months ended June 30, 2021 and the 52-week period ended December 31, 2020 and therefore, the risk of this is insignificant.

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Raw material risk. Stryve’s profitability depends, among other things, on its ability to anticipate and react to raw material costs, primarily beef. The price of beef and other raw materials are subject to many factors beyond Stryve’s control, including general economic conditions, inflation, cost of feed, demand, natural disasters, weather and other factors. Changes in the prices of beef and other raw materials could have a material impact on Stryve’s results of operations and financial conditions.

Inflation risk. While inflation may impact Stryve’s revenue and cost of services and products, Stryve believes the effects of inflation, if any, on its results of operations and financial condition have not been significant. However, there can be no assurance that its results of operations and financial condition will not be materially impacted by inflation in the future.

Critical Accounting Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements which have been prepared in accordance with U.S. GAAP. In preparing our financial statements, we make estimates, assumptions, and judgments that can have a significant impact on our reported revenue, results of operations, and comprehensive net income or loss, as well as on the value of certain assets and liabilities on our balance sheet during, and as of, the reporting periods. These estimates, assumptions, and judgments are necessary and are made based on our historical experience, market trends and on other assumptions and factors that we believe to be reasonable under the circumstances because future events and their effects on our results of operations and value of our assets cannot be determined with certainty. These estimates may change as new events occur or additional information is obtained. We may periodically be faced with uncertainties, the outcomes of which are not within our control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates or assumptions.

The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Accounts Receivable and Allowance for Doubtful Accounts, Returns, and Deductions. Accounts receivable are customer obligations due under normal trade terms. The Company records accounts receivable at their net realizable value, which requires management to estimate the collectability of the Company’s receivables. Judgment is required in assessing the realization of these receivables, including the credit worthiness of each counterparty and the related aging of past due balances. Management provides for an allowance for doubtful accounts and returns equal to the estimated uncollectable amounts, in addition to a general provision based on historical experience. Management provides for the customer deduction allowance based upon a general provision of 8% of sales in addition to known deductions. The estimates are based on collection experience and a review of current status of trade accounts. As of June 30, 2021 and December 31, 2020, the allowance for doubtful accounts and returns and deductions totaled $1,298,033 and $1,603,069, respectively. Total bad debt expense for the three months ended June 30, 2021 and the year ending December 31, 2020 was $177,291 and $744,863, respectively. The following table represents a rollforward of the Company’s allowance for doubtful accounts, returns, and deductions.

	As of June 30,		As of December 31,
(In thousands)	2021	2020	2020	2019
Beginning Balance	$1,603	$688	$688	$50
Provisions	331	452	915	652
Write-Offs/ reversals	(636)	-	-	(14)
Ending Balance	$1,298	$1,140	$1,603	$688

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Revenue Recognition. The Company manufactures and markets a broad range of protein snack products through multiple distribution channels. The products are offered through branded and private label items. The Company accounts for revenue from contracts with customers, which comprises substantially all of its revenue, through the following steps:

1) Identification of the contract with a customer;

2) Identification of the performance obligations in the contract;

3) Determination of the transaction price;

4) Allocation of the transaction price to the performance obligations in the contract; and

5) Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue derived from the sale of branded and private label products is considered variable consideration that is based on a fixed per item charge applied to a variable quantity of product. Generally, this variable consideration is recognized at the point in time when the customer obtains control of the product, which may occur upon either shipment or delivery of the product. The Company also maintains consignment arrangements whereby revenue is recognized upon sale of the product to the end customer. The payment terms of the Company’s contracts are generally net thirty to thirty-five days, although early pay discounts are offered to customers.

The Company regularly experiences customer deductions from amounts invoiced due to product returns, product shortages and delivery nonperformance penalty fees. This variable consideration is estimated using the expected value approach based on the Company’s historical experience, and it is recognized as a reduction to the transaction price in the same period that the related product sale is recognized. In years prior to 2020, customer deduction amounts were insignificant and recognized when incurred.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products to customers. Revenue is recognized when the Company satisfies its performance obligations under the contract by transferring the promised product to its customer.

The Company’s contracts generally do not include any material significant financing components.

The Company has elected the following practical expedients provided for in Topic 606, Revenue from Contracts with Customers.

1) The Company is excluding from its transaction price all sales and similar taxes collected from its customers.

2) The Company has elected to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

3) The Company has elected to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities instead of assessing such activities as performance obligations.

4) The portfolio approach has been elected by the Company as it expects any effects would not be materially different in application at the portfolio level compared with the application at an individual contract level.

5) The Company has elected not to disclose information about its remaining performance obligations for any contract that has an original expected duration of one year or less.

Neither the type of good sold nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

Inventory. Inventories consist of raw materials, work in process, and finished goods, and stated at lower of cost or net realizable value determined using the standard cost method, adjusted at each reporting date for price and efficiency variances. The Company reviews the value of items in inventory and provides write-downs and write-offs of inventory based on items no longer being utilized in operations, damaged, short-dated, or expired. Write-down and write-offs are included in cost of goods sold. Infrequent and significant write offs are included separately from cost of goods sold in loss on damaged inventory.

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Goodwill. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in the acquisition of Biltong USA Inc., and Braaitime LLC in 2018. Goodwill is accounted for in accordance with ASC 350, “Intangibles – Goodwill and Other”. Goodwill is reviewed and tested for impairment on a reporting unit level annually.

In January 2017, the FASB issued ASU 2017-03, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”, effective for periods beginning after December 15, 2019, with an election to adopt early. The ASU requires only a one-step qualitative impairment test, whereby a goodwill impairment loss will be measured as the excess of a reporting unit’s carrying amount over its fair value. It eliminates Step 2 of the current two-step goodwill impairment test, under which a goodwill impairment loss is measured by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. A significant amount of judgment is required in estimating fair value and performing goodwill impairment tests. For the years ended December 31, 2020 and 2019, there was no impairment of goodwill.

Reporting Unit Analysis

The Company presents a single segment for purposes of financial reporting and prepared its consolidated financial statements upon that basis. The Company considered ASC 350-20-35-35 related to reporting unit determination and the aggregation of components into one reporting unit.

The economic characteristics considered were whether:

1)	The nature of the products and services are similar
2)	The type of class of customer for products and services are similar
3)	The methods used to distribute the products or provide the services are similar
4)	The manner in which an entity operates and the nature of those operations is similar

Currently, the Company has one reporting unit due to the similarity of its components when evaluated against the aforementioned economic characteristics.

Fair Value Analysis

The following table provides a summary of certain assumptions that drive the fair value of the Company (reporting unit):

Entity’s (Reporting unit’s) current carrying value Calculated as total assets less total liabilities plus total debt all as of 12/31/2020	$20,687,363
Date of most recent quantitative valuation	12/31/20
Entity’s (Reporting unit’s) fair value per most recent valuation Calculated as Enterprise Value of Stryve utilized in the Business Combination Agreement less total debt as of 12/31/2020	$99,975,770
Significant assumptions from most recent valuation:
● Revenue growth	57.9%
● Gross margins	34.7%

Since inception, the Company has increased revenues, improved gross profit and reduced net losses each year. In addition to reviewing the financial performance of the Company, Stryve management also reviewed various events or circumstances that may affect fair value in the following categories: macroeconomic conditions, industry and market conditions, cost factors, and other relevant entity-specific events. In doing so, Stryve management determined if each event or circumstance would have an adverse, neutral, or positive impact on the business and assessed the relative impact of each.

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Based on this analysis, Stryve management has determined that it is more than likely that the fair value of the reporting unit exceeds the carrying amount as of December 31, 2020. As a result, no impairments were made to Goodwill.

Intangible Assets. On December 11, 2020, the Company’s wholly owned subsidiary, Kalahari Snacks, LLC, entered into an asset purchase agreement with Kalahari Brands, Inc. consisting principally of its brands and marks, to acquire certain assets and liabilities of Kalahari Brands for a purchase price of $5,867,344.

The brand name is accounted for in accordance with ASC 350, “Intangibles – Goodwill and Other”, and amortized on a straight-line basis over 20 years and reviewed annually for impairment. As of December 31, 2020, there was no impairment of the intangible asset.

Income Taxes. The Company is a Texas limited liability company and accordingly is not a taxpaying entity for federal income tax purposes. The Company’s annual tax income or loss is allocated to individual members for reporting on their own individual federal tax returns. The Company is subject to certain state and local taxes, such amount was not material for the years ending December 31, 2020 and 2019, respectively.

The provision for income taxes is calculated under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. The realization of deferred tax assets depended upon the existence of sufficient taxable income, of appropriate character, within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. Valuation allowances are determined, based on available information, whether it was more likely than not that deferred tax assets would not be realized. Significant judgment is required in determining whether valuation allowances should be established, as well as the amount of such allowances.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Income Taxes. ASC 740-10, Income Taxes, provides several clarifications related to uncertain tax positions. Most notably, a “more likely-than-not” standard for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax benefits based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10, Income Taxes, applies a two-step process to determine the amount of tax benefit to be recognized in the consolidated financial statements. First, the Company must determine whether any amount of tax benefit may be recognized. Second, the Company determines how much of the tax benefit should be recognized for tax positions that qualify for recognition. No additional liabilities have been recognized. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.

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